UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2026

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Marriott Dr. Lincolnshire, IL 60069 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (847) 808-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CWH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 25, 2026, certain subsidiaries (the “Borrowers”) of FRHP Lincolnshire, LLC (“Holdings”), each indirect subsidiaries of Camping World Holdings, Inc. (the “Company”), entered into an Amended and Restated Credit Agreement (“A&R Mortgage Facility”) with Manufacturers and Traders Trust Company (“M&T”), as administrative agent, and the other lenders party thereto. The A&R Mortgage Facility amends and restates in its entirety the Credit Agreement dated October 27, 2022 with M&T, as administrative agent, and the other lenders party thereto (as amended, the “Prior Mortgage Facility”).

The A&R Mortgage Facility provides for senior secured mortgage loan facilities in an aggregate principal amount of $175.0 million, consisting of $132.8 million of mortgage loans funded at closing and $42.2 million of delayed draw mortgage loan commitments available through February 25, 2031. The mortgage loans funded at closing continued and refinanced the loans outstanding under the Prior Mortgage Facility, and $20.8 million of additional funds were drawn at closing, net of fees and lender holdbacks. Borrowings under the A&R Mortgage Facility bear interest, at the borrowers’ option, at a term SOFR rate plus 2.30% per annum or a base rate plus 1.30% per annum, and the borrowers pay a fee of 0.20% per annum on the average daily unused portion of the delayed draw commitments.

The A&R Mortgage Facility matures on August 25, 2031, extending the October 27, 2027 maturity date of the Prior Mortgage Facility. The mortgage loans amortize in quarterly installments in an aggregate annual amount equal to 5.0% of the original principal amount of such loans, commencing September 30, 2026, with the remaining unpaid balance due at maturity. Subject to specified conditions, the borrowers retain the option to request up to an additional $100.0 million of borrowing capacity. The A&R Mortgage Facility is secured by mortgages on specified real property of the borrowers and related assets, and is guaranteed by Holdings, certain subsidiaries of Holdings and CWGS Group, LLC. The A&R Mortgage Facility requires the borrowers to maintain a consolidated debt service coverage ratio of not less than 1.10 to 1.00, tested as of the last day of each test period beginning with the test period ending September 30, 2026, and contains customary representations and warranties, affirmative and negative covenants and events of default.

This summary of the A&R Mortgage Facility does not purport to be a complete description and is qualified in its entirety by reference to the full text of the A&R Mortgage Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing disclosure in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report

Exhibit No. Description

Exhibit 10.1*

Amended and Restated Credit Agreement, dated August 25, 2026, by and among subsidiaries of FRHP Lincolnshire, LLC (as borrowers), Manufacturers and Traders Trust Company, as administrative agent, and the other lenders party thereto

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

* Certain exhibits to the A&R Mortgage Facility have been omitted pursuant to Items 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Thomas E. Kirn
Name:	Thomas E. Kirn
Title:	Chief Financial Officer

Date: August 31, 2026